Exhibit 99.1

FOR IMMEDIATE RELEASE

March 7, 2013

NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS

SIXTH CONSECUTIVE YEAR OF RECORD EARNINGS

•	Net income of $28.9 million, or $2.99 per share

•	Growth in natural gas businesses more than offset lower energy consumption, due to significantly warmer temperatures

•	Higher retail propane margins per gallon and increased revenues from the advanced information services business generated additional earnings in 2012

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for both the year and the fourth quarter ended December 31, 2012. The Company’s net income for 2012 was $28.9 million, or $2.99 per share. This represents an increase of $1.2 million, or $0.12 per share, compared to 2011.

For the fourth quarter of 2012, the Company reported net income of $9.9 million, or $1.02 per share. This represents an increase of $1.9 million, or $0.19 per share, compared to the same quarter in 2011.

“We are very pleased to announce another year of strong financial results, our sixth consecutive year of record earnings,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Our employees’ continuous efforts to deliver value to our customers through great service and innovative solutions with a personal touch are driving our financial results year after year. In addition to overcoming a sluggish economy and warmer weather during 2012, we delivered growth that more than offset the amortization of the Florida Public Utilities acquisition premium and costs to generate record earnings for the sixth consecutive year. Our employees’ tireless efforts in pursuit of operational excellence, combined with our focus on identifying and transforming business opportunities into reality and our financial stability, continue to position us well to generate value for our customers and shareholders.”

Operating Results for the Year Ended December 31, 2012

The Company’s operating income for 2012 was $56.6 million, an increase of $2.9 million, compared to 2011. Gross margin increased by $8.0 million, or five percent, in 2012, compared to 2011. The Company increased gross margin in 2012 even with significantly warmer temperatures, which reduced gross margin by $3.6 million. Other operating expenses increased by $5.1 million, or four percent, in 2012, compared to 2011.

Regulated Energy

Operating income for the regulated energy segment for 2012 was $47.0 million, an increase of $3.1 million, or seven percent, compared to 2011. An increase in gross margin of $6.7 million was partially offset by an increase in other operating expenses of $3.6 million. The significant components of the gross margin variance included:

•	An increase of $6.3 million due to natural gas growth resulting from: (a) major expansion initiatives in Sussex County, Delaware; Worcester and Cecil Counties, Maryland; and Nassau County, Florida; (b) additional residential, commercial and industrial customer growth on the Delmarva Peninsula and in Florida; and (c) additional transmission services provided to an existing industrial customer on the Delmarva Peninsula;

•	A decrease of $750,000 from the reversal in 2011 of a Florida natural gas regulatory reserve;

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•	An increase of $737,000 as a result of new rates for Eastern Shore Natural Gas Company (“Eastern Shore”), the Company’s interstate natural gas transmission subsidiary, that became effective July 2011; and

•	A decrease of $926,000 as a result of lower consumption by natural gas and electric customers, due to warmer temperatures primarily during the first quarter, which was partially offset by $696,000 in increased non-weather-related natural gas consumption primarily in Florida.

The increase in other operating expenses is due primarily to: (a) $2.4 million in amortization expense associated with the recovery of the Florida Public Utilities Company (“FPU”) acquisition adjustment and merger-related costs, partially offset by an amortization credit of $684,000 associated with FPU’s pre-merger deferred income tax gain; and (b) $1.3 million in higher depreciation expense, asset removal and facilities costs associated with capital investments to support growth and system integrity.

Unregulated Energy

Operating income for the unregulated energy segment for 2012 was $8.4 million, a decrease of $1.3 million, or 13 percent, compared to 2011, due primarily to a decrease in gross margin of $1.3 million. Other operating expenses for 2012 remained unchanged from 2011. The significant components of the gross margin variance included:

•	Decreases of $2.7 million as a result of lower consumption by propane customers due to warmer weather primarily during the first quarter and $515,000 in lower propane sales due to the timing of deliveries to bulk-delivery customers, energy conservation and other factors;

•	An increase of $2.7 million due to higher propane retail margins per gallon as a result of sustained retail pricing in response to local market conditions and lower average propane inventory costs; and

•	A decrease of $575,000 as a result of a non-recurring gain recorded in 2011 related to the Company’s share of proceeds received from an antitrust litigation settlement with a major supplier.

Other

Operating income for the other segment for 2012 was $1.3 million, an increase of $1.1 million, compared to 2011. The increase in operating income was attributable to improved results from BravePoint®, Inc. (“BravePoint”), the Company’s advanced information services subsidiary. BravePoint, which reported operating income of $828,000 in 2012, compared to an operating loss of $270,000 in 2011, generated increased gross margin of $2.6 million, $852,000 of which represents increased gross margin from ProfitZoom™ and Application Evolution™ sales and related services. The remaining increase in gross margin was generated from higher consulting revenues and other product sales. This increase in gross margin was partially offset by an increase of $1.5 million in other operating expenses as a result of resources added to support these sales and services.

Operating Results for the Fourth Quarter Ended December 31, 2012

The Company’s operating income for the fourth quarter of 2012 was $18.5 million, an increase of $3.0 million, compared to the same quarter in 2011. Gross margin increased by $4.6 million, or 10 percent, in the fourth quarter of 2012, compared to the same quarter in 2011. Other operating expenses for the fourth quarter of 2012 increased by $1.6 million, or five percent, in 2012, compared to the same quarter in 2011.

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Regulated Energy

Operating income for the regulated energy segment for the fourth quarter of 2012 was $13.8 million, an increase of $901,000, or seven percent, compared to the same quarter in 2011. An increase in gross margin of $1.8 million was partially offset by an increase in operating expenses of $982,000. The significant components of the gross margin variance included:

•	An increase of $1.5 million due to natural gas growth resulting from: (a) major expansion initiatives in Sussex County, Delaware; Worcester and Cecil Counties, Maryland; and Nassau County, Florida; and (b) additional residential, commercial and industrial customer growth on the Delmarva Peninsula and in Florida;

•	A decrease of $750,000 as a result of the reversal in the fourth quarter of 2011 of a Florida natural gas regulatory reserve; and

•	An increase of $572,000 as a result of higher consumption by natural gas and electric customers, due primarily to colder temperatures in the fourth quarter of 2012, compared to the same quarter in 2011.

The increase in other operating expenses is due primarily to: (a) $589,000 in increased amortization expense associated with the recovery of the FPU acquisition adjustment and merger-related costs, offset by an amortization credit of $684,000 associated with FPU’s pre-merger deferred tax gain; (b) $254,000 in an increased accrual for general liability claims; and (c) $315,000 in higher depreciation expense, asset removal and facilities costs associated with capital investments to support growth and system integrity.

Unregulated Energy

Operating income for the unregulated energy segment for the fourth quarter of 2012 was $4.3 million, representing an increase of $2.0 million, or 84 percent, compared to the same quarter in 2011, due primarily to an increase in gross margin of $2.0 million. Operating expenses for the fourth quarter of 2012 remained unchanged from the same quarter in 2011. The significant components of the gross margin variance included:

•	An increase of $1.4 million due to higher retail margins per gallon in the Delmarva and Florida propane distribution operations as a result of sustained retail pricing in response to local market conditions and lower average propane inventory cost; and

•	An increase of $509,000 in propane sales due primarily to colder temperatures on the Delmarva Peninsula, which increased consumption by propane customers and deliveries to bulk customers.

Other

Operating income for the other segment for the fourth quarter of 2012 was $384,000, an increase of $179,000 from the same quarter in 2011. The increase in operating income was attributable to improved results from BravePoint. BravePoint, which reported operating income of $270,000 in the fourth quarter of 2012, compared to $87,000 in the same quarter in 2011, generated increased gross margin of $752,000, $388,000 of which represents increased gross margin from ProfitZoom™ and Application Evolution™ sales and related services. The remaining increase was generated from higher consulting revenues and other product sales. This increase in gross margin was partially offset by an increase of $568,000 in operating expenses as a result of resources added to support these sales and services.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

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Conference Call

Chesapeake Utilities Corporation will host a conference call on March 8, 2013, at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the year ended December 31, 2012. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2012 Annual and Fourth Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.

For more information, contact:

Beth W. Cooper

Senior Vice President & Chief Financial Officer

302.734.6799

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Financial Summary

(in thousands, except per-share and degree-day data)

	Year to Date		Fourth Quarter
Chesapeake and Subsidiaries	2012	2011	2012	2011
Gross Margin (1)
Regulated Energy	$134,806	$128,115	$35,968	$34,085
Unregulated Energy	35,912	37,171	11,235	9,234
Other	8,425	5,843	2,216	1,471

Total Gross Margin	$179,143	$171,129	$49,419	$44,790

Operating Income
Regulated Energy	$46,999	$43,911	$13,848	$12,947
Unregulated Energy	8,355	9,619	4,311	2,343
Other	1,281	175	384	205

Total Operating Income	56,635	53,705	18,543	15,495

Other Income, net of other expenses	271	906	59	205
Interest Charges	8,747	9,000	2,090	2,345

Pre-tax Income	48,159	45,611	16,512	13,355
Income Taxes	19,296	17,989	6,655	5,398

Net Income	$28,863	$27,622	$9,857	$7,957

Earnings Per Share of Common Stock
Basic	$3.01	$2.89	$1.03	$0.83
Diluted	$2.99	$2.87	$1.02	$0.83
Heating Degree-Days — Delmarva Peninsula
Actual	3,936	4,221	1,561	1,345
10-year average (normal)	4,491	4,499	1,594	1,594
Heating Degree-Days — Florida
Actual	633	753	286	219
10-year average (normal)	915	920	327	325
Cooling Degree-Days — Florida
Actual	2,871	2,858	249	182
10-year average (normal)	2,756	2,718	270	275

(1)

“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the year ended December 31, 2012 included:

(in thousands, except per share amounts)	Pre-tax Income	Net Income	Earnings Per Share
2011 Reported Results	$45,611	$27,622	$2.87
Adjusting for unusual items:
Weather impact	(3,627)	(2,197)	(0.23)
Amortization of FPU acquisition premium and costs	(2,354)	(1,426)	(0.15)
Severance and pension settlement charge in 2011	1,299	787	0.08
Florida regulatory reserve and sales tax reserve reversal in 2011	(1,049)	(636)	(0.07)
Amortization of FPU pre-merger deferred tax gain	684	414	0.04
Litigation settlement with a major propane supplier in 2011	(575)	(348)	(0.04)
Gain from the sale of Internet Protocol asset in 2011	(553)	(335)	(0.03)

	(6,175)	(3,741)	(0.40)
Increased Margins:
Natural gas growth	6,263	3,793	0.40
Higher propane retail margins per gallon	2,724	1,650	0.17
BravePoint	2,602	1,576	0.16

	11,589	7,019	0.73
Increased Other Operating Expenses:
BravePoint, primarily due to employee-related costs	(1,523)	(923)	(0.10)
Higher depreciation, asset removal and facilities costs	(1,326)	(803)	(0.08)
Acquisition-related costs and increased capacity for future growth	(758)	(459)	(0.05)

	(3,607)	(2,185)	(0.23)
Net other changes	741	148	0.02

2012 Reported Results	$48,159	$28,863	$2.99

The Company’s results for 2012 reflected additional gross margin generated by: (a) the natural gas transmission and distribution operations as a result of major expansion initiatives in Sussex County, Delaware; Worcester and Cecil Counties, Maryland; and Nassau County, Florida; (b) additional customer growth; and (c) additional transmission services provided to an existing industrial customer. Higher retail propane margins per gallon, as a result of sustained retail prices and favorable supply costs, and increased product sales and consulting revenues from BravePoint also generated additional gross margin. These increases in gross margin more than offset a reduction of $3.6 million in gross margin due to significantly warmer temperatures in 2012, particularly during the first three months of the year. Also included in the 2012 results is amortization expense of $2.4 million related to the recovery of the FPU acquisition adjustment and merger-related costs, partially offset by an amortization credit of $684,000 associated with FPU’s pre-merger deferred income tax gain. Higher expenses associated with growth initiatives and capital investments to support growth and system integrity also offset the gross margin increases.

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Key variances for the three months ended December 31, 2012 included:

(in thousands, except per share amounts)	Pre-tax Income	Net Income	Earnings Per Share
Fourth quarter of 2011 Reported Results	$13,355	$7,957	$0.83
Adjusting for Unusual Items:
Weather impact	1,223	729	0.08
Florida regulatory reserve and sales tax reserve reversal in 2011	(750)	(447)	(0.05)
Amortization of FPU pre-merger deferred tax gain	684	408	0.04
Amortization of FPU acquisition premium and costs	(589)	(351)	(0.04)

	568	339	0.03
Increased Margins:
Natural gas growth	1,482	883	0.09
Higher propane retail margins per gallon	1,364	813	0.08
BravePoint	752	448	0.05

	3,598	2,144	0.22
Increased Other Operating Expenses:
BravePoint, primarily due to employee-related costs	(565)	(337)	(0.03)
Higher natural gas transmission facilities costs	(223)	(133)	(0.01)

	(788)	(470)	(0.04)
Net other changes	(221)	(113)	(0.02)

Fourth quarter of 2012 Reported Results	$16,512	$9,857	$1.02

The Company’s results for the fourth quarter of 2012 reflected additional gross margin generated by: (a) major expansion initiatives on the Delmarva Peninsula and in Florida; (b) additional customer growth; and (c) additional transmission services provided to an existing industrial customer. Higher retail propane margins per gallon, as a result of sustained retail prices and favorable supply costs, also generated additional gross margin. Colder temperatures in the fourth quarter of 2012, compared to the same quarter in 2011, generated additional gross margin, which more than offset the negative quarter-over-quarter impact in gross margin from the reversal in 2011 of a $750,000 regulatory reserve recorded in the prior year. Increased product sales and consulting revenues by BravePoint more than offset increased expenses to support its growth.

The following information highlights certain key factors contributing to the Company’s results for the year and quarter ended December 31, 2012:

Growth

New natural gas transmission services and growth in natural gas distribution customers generated $3.6 million and $2.7 million, respectively, in additional gross margin for 2012, compared to 2011, and $822,000 and $660,000, respectively, in additional gross margin for the fourth quarter of 2012, compared to the same quarter in 2011. These increases in gross margin were related primarily to the continued execution of the Company’s strategic plan, including expansion of natural gas service to new areas and conversion of several large commercial and industrial customers to natural gas. In addition, new services are being initiated by the Company’s natural gas transmission subsidiaries in response to increased demand for natural gas service on the Delmarva Peninsula and in Florida, both from the Company’s natural gas distribution operations and other unaffiliated customers directly connected to the transmission systems.

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Major Expansion Initiatives and Customer Growth Reflected in Results

In late 2011 and during 2012, the Company expanded natural gas transmission and distribution services to Sussex County, Delaware and Nassau County, Florida and also initiated natural gas transmission service in Worcester and Cecil Counties, Maryland. These major expansion initiatives increased the Company’s natural gas footprint, delivering natural gas service to areas where it was not previously available. These initiatives generated $2.9 million of additional gross margin for the natural gas transmission operations in 2012. Natural gas distribution service to two large industrial customers in Lewes, Delaware and two industrial facilities of an existing customer in southeastern Sussex County, Delaware generated $588,000 of additional gross margin for 2012. For the fourth quarter of 2012, these natural gas transmission and distribution initiatives generated $869,000 and $192,000, respectively, of additional gross margin, compared to the same quarter in 2011.

In addition to the recent expansion initiatives, the Delmarva natural gas distribution operation has added 12 new large industrial and commercial customers since the beginning of 2011, which generated $574,000 in additional gross margin in 2012, compared to 2011, and $108,000 in the fourth quarter of 2012, compared to the same quarter in 2011. Growth in residential and other commercial customers on the Delmarva Peninsula generated $513,000 and $22,000 in additional gross margin in 2012 and in the fourth quarter of 2012, respectively. Customer growth in Florida, primarily from commercial and industrial customers, generated $986,000 and $338,000 in additional gross margin in 2012 and in the fourth quarter of 2012, respectively.

Future Major Expansion Initiatives and Opportunities

Although not affecting results in 2012, Eastern Shore entered into precedent agreements with NRG Energy Center Dover LLC (“NRG”) and PBF Energy Inc. (“Delaware City Refinery”) to further expand its transmission system in order to provide additional services to these customers. Eastern Shore expects to enter into firm transportation service agreements with NRG and Delaware City Refinery upon satisfaction of certain conditions pursuant to the respective precedent agreements. These additional services are expected to be initiated in late 2013. A delay in obtaining the regulatory approval from the Federal Energy Regulatory Commission for construction of these new facilities could delay the service initiation.

In Florida, Peninsula Pipeline Company, Inc. (“Peninsula Pipeline”), the Company’s intrastate natural gas transmission subsidiary, entered into a firm transportation agreement with an unaffiliated utility, which will generate an estimated annual gross margin of approximately $840,000. This service is expected to be initiated in the second quarter of 2013 upon completion of construction of the new facility.

As the Company expands its natural gas service to new areas, first through transmission and distribution service to large industrial customers, its natural gas distribution operations continue to pursue additional opportunities to provide service to residential and other commercial and industrial customers in those areas. In an effort to increase the availability of natural gas within the Company’s Delaware service areas, the Company’s Delaware natural gas distribution division filed an application with the Delaware Public Service Commission (“PSC”) in June 2012 to add several natural gas expansion service offerings. These offerings include a monthly fixed charge in lieu of upfront contributions from customers to extend the distribution system and optional service offerings to assist customers in the process of converting to natural gas. The goal of these new offerings is to meet the energy needs of residents, communities and businesses throughout the Company’s service territory, specifically in areas of southeastern Sussex County, where natural gas will now be available. The Delaware PSC is currently reviewing this application.

Additional information highlighting the major expansion initiatives is provided in the “Major Expansion Initiative Highlights (Unaudited)” table later in this release.

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Acquisition

In June 2012, the Company entered into an agreement with Eastern Shore Gas Company and its affiliates (collectively “ESG,” which is unrelated to the Company’s interstate natural gas transmission subsidiary) to purchase their operating assets for approximately $16.5 million. These assets are currently used to provide propane distribution service to approximately 11,000 residential and commercial customers in Worcester County, Maryland, primarily through underground propane gas distribution systems. The Company is evaluating the potential conversion of some of these underground propane distribution systems to natural gas where it is economical and feasible. The Company filed an application with the Maryland PSC for approval of the transaction in August 2012. The transaction, which is also subject to obtaining consents from certain local jurisdictions to the assignment of certain franchise agreements and the satisfaction of other closing conditions, is expected to be completed in 2013. The Company expects to finance the acquisition using unsecured short-term debt. The acquisition is expected to be accretive to earnings per share in 2013 and thereafter.

Investing in Growth

To continue its growth, the Company is expanding its resources and capabilities. The Company is in the early stages of several natural gas distribution expansions on the Delmarva Peninsula including expansions into Sussex County, Delaware, and Worcester and Cecil Counties in Maryland. These expansions will require not only the construction or conversion of distribution facilities, but also the conversion of customers’ appliances or equipment inside their homes. The Company has begun the process of reorganizing its Delmarva natural gas distribution operation and expects to increase its staffing to support these expansions. Secondly, as a result of BravePoint’s growth over the last several quarters, BravePoint is continuing to add new team members. During 2012 and the fourth quarter of 2012, BravePoint’s other operating expenses increased by $1.5 million and $568,000, respectively, compared to the same periods in 2011, due primarily to increased staffing. Finally, to increase the Company’s capacity to appropriately manage future growth, resources have been, and continue to be, added in several key functional areas, including, but not limited to, Human Resources, Communications and Strategic Business Development. During 2012, the Company incurred $312,000 in additional acquisition-related costs, compared to 2011 and $446,000 in new costs associated with increased capacity for future growth. The Company expects to incur additional costs to successfully position the Company for future growth.

Weather and Consumption

Significantly warmer temperatures in 2012, particularly during the first three months of the year when the demand for natural gas and propane are at their highest, had a large negative impact on the Company’s earnings. Lower customer energy consumption directly attributable to warmer temperatures in 2012 reduced gross margin by $3.6 million, compared to 2011. Temperatures in 2012 on the Delmarva Peninsula and in Florida were seven percent (285 heating degree-days (“HDD”)) and 16 percent (120 HDD), respectively, warmer than 2011. Compared to normal temperatures, which are based on the 10-year historic average of HDD, temperatures in 2012 on the Delmarva Peninsula and in Florida were 12 percent (555 HDD) and 31 percent (282 HDD), respectively, warmer and reduced gross margin for 2012 by approximately $5.1 million, compared to gross margin that the Company would have generated under normal temperatures.

Temperatures in the fourth quarter of 2012 were colder when compared to the same quarter in 2011; however, it was still warmer than normal. Temperatures in the fourth quarter of 2012 on the Delmarva Peninsula and in Florida were 16 percent (216 HDD) and 31 percent (67 HDD), respectively, colder than the same quarter in 2011 and increased gross margin by $1.4 million in the fourth quarter of 2012, compared to the same quarter in 2011. However, temperatures in the fourth quarter of 2012 on the Delmarva Peninsula and in Florida were two percent (33 HDD) and 13 percent (41 HDD), respectively, warmer than normal and reduced gross margin by approximately $475,000, compared to gross margin that the Company would have generated under normal temperatures.

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Propane Retail Margins per Gallon

During 2012, the Company’s propane distribution operations generated additional gross margin of $2.7 million due to higher retail margins per gallon, compared to 2011. Sustained retail pricing in response to local market conditions, combined with lower propane inventory costs as a result of declining wholesale prices, contributed to this increase. The propane retail price per gallon is subject to various market conditions, including competition with other propane suppliers and the availability and price of alternative energy sources, and may fluctuate based on changes in demand, supply and other energy commodity prices.

Recovery of Acquisition Premium and Merger-related Costs

In January 2012, the Florida PSC issued an order approving the recovery of $34.2 million as an acquisition adjustment and $2.2 million in merger-related costs in connection with the Company’s acquisition of FPU in 2009. Inclusion of the acquisition adjustment and merger-related costs in the Company’s rate base and the recovery of these assets through amortization expense will increase the Company’s earnings and cash flows above what it would have achieved absent the regulatory approval. The acquisition adjustment and merger-related costs are to be amortized over 30 years and five years, respectively, beginning in November 2009. Based upon the effective date and outcome of the order, the Company recorded the amortization as an expense beginning in 2012, which resulted in an increase in amortization expense of $2.4 million and $589,000 in 2012 and the fourth quarter of 2012, respectively. The Company expects to record $2.4 million ($1.4 million, net of tax) in amortization expense in 2013, $2.3 million ($1.4 million, net of tax) in 2014, and $1.8 million ($1.1 million, net of tax) annually thereafter until 2039.

In November 2012, the Florida PSC issued an order approving the recognition of a $1.9 million regulatory liability for FPU for a one-time tax contingency gain, including income tax gross-up, to be amortized over a period from January 2012 to October 2014. This tax contingency gain is related to an income tax liability recorded by FPU prior to the merger with Chesapeake. As the liability no longer exists, upon receiving the Florida PSC order, the Company recorded an amortization credit of $684,000 in 2012, which was recorded in the fourth quarter.

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Chesapeake Utilities Corporation and Subsidiaries

Major Expansion Initiative Highlights (Unaudited)

Major Expansion Initiatives That Have Already Commenced (dollars in thousands):

Project	Date of New Service	Q4 2012 Margin	YTD December 2012 Margin	Estimated Annualized Margin
Sussex County, DE expansion
Transmission (for Lewes, DE)—3,250 Dts/d (1)	Nov-11	$234	$935	$935
Distribution—Two large industrial customers in Lewes, DE (2)	Dec-11	143	500	391
Transmission (for southeastern part) 1,550 Dts/d	Mar-12 to May-12	111	334	446
Distribution—Two facilities of an existing customer in the southeastern part of Sussex County	Mar-12 to Aug-12	50	89	154

		$538	$1,858	$1,926
Cecil County, MD expansion Transmission—4,070 Dts/d	Nov-12	$147	$147	$882
Worcester County, MD expansion Transmission—1,450 Dts/d	Jun-12 to Jan-13	$51	$90	$391
Nassau County, FL expansion Transmission—A new fixed annual rate service (4)	Apr-12	$482	$1,537	$2,100

		$1,218	$3,632	$5,299

Total by Geographic Location of the Project:
Delmarva Natural Gas Distribution		$193	$589	$545
Delmarva Natural Gas Transmission		543	1,506	2,654
Florida Natural Gas Transmission		482	1,537	2,100

		$1,218	$3,632	$5,299

Upcoming Major Expansion Initiatives with Executed Contracts (dollars in thousands):

Project	Date of New Service	Estimated Annualized Margin
Service to an unaffiliated Florida utility (5)	Apr-13	$840
Service to NRG’s Dover, DE electric generation plant Transmission—13,440 Dts/d (3)	Nov-13	$2,400 to $2,800
Delaware City refinery expansion Transmission—15,000 Dts/d (3) (6)	Dec-13	$1,600

		$4,840 to $5,240

(1)	These services generated $156,000 in gross margin in 2011 (all in the fourth quarter).
(2)	These services generated $1,000 in gross margin in 2011 (all in the fourth quarter).
(3)

A precedent agreement has been entered into by the parties for these services. The figures provided represent the estimated gross margin pursuant to the respective precedent agreement. A firm transportation service agreement will be entered into by the parties upon satisfying certain conditions.

(4)

Peninsula Pipeline commenced its service in April 2012, using compressed natural gas while a new pipeline was being constructed. The new pipeline was completed and placed in service in December 2012. Peninsula Pipeline is expected to incur approximately $800,000 in annual transportation costs upon the completion of the new pipeline, which will reduce this gross margin.

(5)	Estimated annual margin is based on a fixed monthly reservation charge agreed to by the customer.
(6)	This contract is expected to replace the 10,000 Dts/d contract with annualized gross margin of $1.1 million, which expired in November 2012.

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Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

For the Periods Ended December 31, 2012 and 2011

(in thousands, except shares and per share data)

	Year to Date		Fourth Quarter
	2012	2011	2012	2011
Operating Revenues
Regulated Energy	$246,208	$256,226	$66,163	$63,513
Unregulated Energy	133,049	149,586	39,726	37,423
Other	13,245	12,215	3,627	3,052

Total Operating Revenues	392,502	418,027	109,516	103,988

Operating Expenses
Regulated energy cost of sales	111,402	128,111	30,195	29,428
Unregulated energy and other cost of sales	101,957	118,787	29,902	29,770
Operations	82,387	79,810	21,555	20,013
Maintenance	7,423	7,449	1,788	1,825
Depreciation and amortization	22,510	20,153	5,098	5,218
Other taxes	10,188	10,012	2,435	2,239

Total operating expenses	335,867	364,322	90,973	88,493

Operating Income	56,635	53,705	18,543	15,495
Other income, net of other expenses	271	906	59	205
Interest charges	8,747	9,000	2,090	2,345

Income Before Income Taxes	48,159	45,611	16,512	13,355
Income taxes	19,296	17,989	6,655	5,398

Net Income	$28,863	$27,622	$9,857	$7,957

Weighted Average Shares Outstanding:
Basic	9,586,144	9,555,799	9,594,567	9,565,674
Diluted	9,671,507	9,651,058	9,678,771	9,661,176
Earnings Per Share of Common Stock:
Basic	$3.01	$2.89	$1.03	$0.83
Diluted	$2.99	$2.87	$1.02	$0.83

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Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
Assets	2012	2011
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$585,429	$528,790
Unregulated energy	70,218	67,327
Other	20,067	19,988

Total property, plant and equipment	675,714	616,105
Less: Accumulated depreciation and amortization	(155,378)	(137,784)
Plus: Construction work in progress	21,445	9,383

Net property, plant and equipment	541,781	487,704

Current Assets
Cash and cash equivalents	3,361	2,637
Accounts receivable (less allowance for uncollectible accounts of $826 and $1,090, respectively)	53,787	76,605
Accrued revenue	11,688	10,403
Propane inventory, at average cost	7,612	9,726
Other inventory, at average cost	5,841	4,785
Regulatory assets	2,736	1,846
Storage gas prepayments	3,716	5,003
Income taxes receivable	4,703	6,998
Deferred income taxes	791	2,712
Prepaid expenses	6,020	5,072
Mark-to-market energy assets	210	1,754
Other current assets	132	219

Total current assets	100,597	127,760

Deferred Charges and Other Assets
Goodwill	4,090	4,090
Other intangible assets, net	2,798	3,127
Investments, at fair value	4,168	3,918
Regulatory assets	77,408	79,256
Receivables and other deferred charges	2,904	3,211

Total deferred charges and other assets	91,368	93,602

Total Assets	$733,746	$709,066

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Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
Capitalization and Liabilities	2012	2011
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	$4,671	$4,656
Additional paid-in capital	150,750	149,403
Retained earnings	106,239	91,248
Accumulated other comprehensive loss	(5,062)	(4,527)
Deferred compensation obligation	982	817
Treasury stock	(982)	(817)

Total stockholders’ equity	256,598	240,780
Long-term debt, net of current maturities	101,907	110,285

Total capitalization	358,505	351,065

Current Liabilities
Current portion of long-term debt	8,196	8,196
Short-term borrowing	61,199	34,707
Accounts payable	41,992	55,581
Customer deposits and refunds	29,271	30,918
Accrued interest	1,437	1,637
Dividends payable	3,502	3,300
Accrued compensation	7,435	6,932
Regulatory liabilities	1,577	6,653
Mark-to-market energy liabilities	331	1,496
Other accrued liabilities	7,226	8,079

Total current liabilities	162,166	157,499

Deferred Credits and Other Liabilities
Deferred income taxes	125,205	115,624
Deferred investment tax credits	113	171
Regulatory liabilities	5,454	3,564
Environmental liabilities	9,114	9,492
Other pension and benefit costs	33,535	33,798
Accrued asset removal cost—Regulatory liability	38,096	36,584
Other liabilities	1,558	1,269

Total deferred credits and other liabilities	213,075	200,502

Total Capitalization and Liabilities	$733,746	$709,066

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Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Year Ended December 31, 2012				For the Year Ended December 31, 2011
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$42,452	$4,453	$20,125	$40,814	$46,688	$4,471	$18,040	$45,945
Commercial	19,250	3,955	27,376	38,079	24,317	3,797	31,641	41,525
Industrial	5,648	4,834	11,063	7,513	5,044	4,794	9,258	7,414
Other (1)	886	2,446	1,115	(3,845)	(1,732)	2,325	2,036	(5,813)

Total Operating Revenues	$68,236	$15,688	$59,679	$82,561	$74,317	$15,387	$60,975	$89,071

Volume (in Dts/MWHs)
Residential	2,511,444	313,695	1,218,539	292,981	2,895,956	313,591	1,189,544	318,065
Commercial	2,717,673	1,334,229	2,806,208	310,004	3,070,983	1,233,298	3,006,030	326,704
Industrial	3,876,693	14,123,510	3,487,931	58,640	3,124,765	14,127,513	2,945,544	52,440
Other	124,063	—	181,566	9,373	104,137	—	(170,316)	(2,556)

Total	9,229,873	15,771,434	7,694,244	670,998	9,195,841	15,674,402	6,970,802	694,653

Average Customers
Residential	49,639	13,783	48,603	23,670	48,680	13,584	47,941	23,598
Commercial	5,212	1,253	4,528	7,394	5,171	1,185	4,531	7,386
Industrial	103	56	833	2	93	59	686	2
Other	5	—	—	—	4	—	—	—

Total	54,959	15,092	53,964	31,066	53,948	14,828	53,158	30,986

(1)

Operating revenues from “Other” sources include accrued revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.

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Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2012				For the Three Months Ended December 31, 2011
		Chesapeake				Chesapeake
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	FPU NG	FPU Electric
	Distribution	Division	Distribution	Distribution	Distribution	Division	Distribution	Distribution
Operating Revenues
(in thousands)
Residential	$11,455	$1,137	$5,335	$9,682	$9,914	$1,100	$2,734	$9,151
Commercial	5,180	1,050	7,031	9,689	4,818	1,012	8,427	9,601
Industrial	1,613	1,184	3,182	909	1,452	1,209	2,478	1,796
Other (1)	2,936	602	1,712	(1,676)	2,770	617	3,529	(1,817)

Total Operating Revenues	$21,184	$3,973	$17,260	$18,604	$18,954	$3,938	$17,168	$18,731

Volume (in Dts/MWHs)
Residential	706,773	83,800	323,942	69,390	550,431	71,610	274,590	63,950
Commercial	811,306	362,627	738,894	80,379	706,355	337,270	771,236	80,715
Industrial	1,106,856	3,434,638	1,023,992	7,930	862,175	3,333,467	900,648	11,220
Other	32,696	—	120,331	(10,855)	24,736	—	56,549	(10,505)

Total	2,657,631	3,881,065	2,207,159	146,844	2,143,697	3,742,347	2,003,023	145,380

Average Customers
Residential	50,009	13,813	48,782	23,690	48,936	13,569	48,066	23,625
Commercial	5,230	1,265	4,510	7,391	5,144	1,220	4,553	7,388
Industrial	102	60	898	2	97	59	705	2
Other	4	—	—	—	4	—	—	—

Total	55,345	15,138	54,190	31,083	54,181	14,848	53,324	31,015

(1)

Operating revenues from “Other” sources include accrued revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes .

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